SONESTA INTERNATIONAL HOTELS CORPORATION SUBSIDIARIES


SUBSIDIARY CORPORATION NAME

Amsterdam Sonesta Corporation
Brewster Wholesale Corporation
Charterhouse Cambridge Trust
Sonesta of Massachusetts, Inc.
Sonesta Middle East Hotel Corporation
Florida Sonesta Corporation
Hotel Corporation of America
Hotel Corporation of Georgia
Hotel Corporation of Maine
Key Biscayne Land Corporation
Royal Sonesta, Inc.
SIA Advertising, Inc.
Sonesta Hotels of Florida, Inc.
Sonesta Louisiana Hotels Corporation
Sonesta Soho Investment Corporation
Virginia Sonesta Corporation

Foreign subsidiaries:

Newo Aruba, N.V.
Sonesta International Hotels Limited
Hotel Corporation of American (Bermuda) Limited
Port Royal Company Limited
Sonesta Costa Rica, S. A.
Sonesta Curacao Hotel Corporation, N.V.
Sonesta Hotels of Anguilla, Ltd.

Other subsidiaries not wholly owned:

The Soho Hotel Company L.P.